UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 28, 2005

WHITTIER ENERGY CORPORATION

 (Exact Name of Registrant as Specified in Its Charter)

Nevada	0-30598	20-0539412
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

333 CLAY STREET, SUITE 1100
HOUSTON, TEXAS 77002

(Address of Registrant’s Principal Executive Offices)

(713) 850-1880

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01. Regulation FD Disclosure

On September 28, 2005, Whittier Energy Corporation (the “Company”) issued a press release announcing that none of its major oil and gas fields suffered any significant physical damage from either Hurricane Katrina or Hurricane Rita., However, as a result of power outages, limited access, and the inability of some oil and gas marketers to take delivery of production in affected areas, approximately 3.2 million cubic feet of gas equivalent (“Mmcfe”) per day, or 20%, of Whittier’s daily net production is currently shut-in. The Company anticipates that the majority of its shut-in production will be restored over the next few weeks and does not expect any materially adverse impact on its operations.

Scott and Hopper # 4 – Brooks County, Texas

Whittier has successfully re-completed the Scott & Hopper #4 well into 30’ of net pay from one of the three shallower sands previously identified when the well was drilled in February 2005. The well was brought on at approximately 4 Mmcfe per day on September 18, 2005 and is currently producing 3.5 Mmcfe per day (1.6 Mmcfe per day net) with flowing tubing pressure of 5,600 psi. The previously producing 9,500’ Vicksburg interval has been temporarily isolated and the Company plans to return to this interval upon depletion of the shallower sands. The Company has an approximate 56% working interest in the well until a 400% payout of the Company’s investment in the well is reached, and a 42% working interest thereafter.

Management Comments

Bryce W. Rhodes, Whittier’s President and Chief Executive Officer, said, “We are fortunate that all of our employees are safe and our assets sustained very little physical damage. We are working hard to return to normal operations as soon as possible.”  He added “We are also very pleased with the performance of the recently re-completed Scott and Hopper # 4 well and we will monitor the well closely to determine if there may be additional development potential on this 640 acre lease.”

A copy of the press release issued by the Company is attached hereto as Exhibit 99.1.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(c)           Exhibits.

Number	Exhibit

99.1	Press release dated September 28, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WHITTIER ENERGY CORPORATION

Date: September 30, 2005

	By:	/s/ Michael B. Young
Michael B. Young
Chief Financial Officer
(Principal Financial and Accounting
Officer)